UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):            March 24, 2008
Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50890	41-1990662

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		614-289-5360

Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 24, 2008, the Compensation Committee of the Board of Directors of Commercial Vehicle Group, Inc. (the “Company”) approved the Commercial Vehicle Group, Inc. 2008 Bonus Plan (the “2008 Bonus Plan”). Each executive officer is eligible to participate in the 2008 Bonus Plan. The 2008 Bonus Plan reflects certain changes to the formula for calculating the annual cash incentive payment as follows: (i) the “Company Factor” for purposes of the annual incentive payment will be based on the Company’s achievement of EBITDA, rather than net income as in prior years; (ii) for the first time, the annual incentive payment opportunity will be specifically allocated 70% to the “Company Factor” and 30% to an “Individual Factor” consisting of individual objectives tied to each participant’s responsibilities; and (iii) the “Company Factor” will be applied independently to 70% of the annual incentive opportunity and the “Individual Factor” will be applied independently to 30% of the annual incentive opportunity, rather than applying the multiple of the “Company Factor” and “Individual Factor” to the total annual incentive opportunity as in prior years. A copy of the Bonus Plan is filed herewith as Exhibit 10.1 and is incorporated by reference.
Item 9.01 Financial Statements and Exhibits.
(d)       Exhibits.
10.1       Commercial Vehicle Group, Inc. 2008 Bonus Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
March 25, 2008	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Commercial Vehicle Group, Inc. 2008 Bonus Plan